Exhibit 4

55 Green Street

San Francisco, CA 94111

December 14, 2022

Via DocuSign

Samir Zaid

Zaid Holdings, LLC

220 Calle Manuel Domenech, Unit 739

San Juan, PR 00918-3533

RE: Side Letter to Amended and Restated Registration Rights Agreement

Dear Sam,

This letter confirms the agreement (the “Agreement”) among Getaround, Inc. (the “Company”), you and Zaid Holdings, LLC (the “Equityholder”), with respect to the restrictions upon the Transfer of Lock-up Shares held by the Equityholder pursuant to that certain Amended and Restated Registration Rights Agreement dated December 8, 2022 by and among the Equityholder, the Company and certain other parties (the “RRA Agreement”). Capitalized terms that are not defined herein shall be defined as set forth in the RRA Agreement. Upon execution by all parties hereto, this Agreement shall constitute a binding agreement among the parties hereto that may not be amended without such parties’ mutual written consent. In the event of a conflict between the provisions of this Agreement and the terms of the RRA Agreement, the provisions of this Agreement shall control.

1. Extension of Lock-up Period. With respect to the Lock-up Shares held by the Equityholder, the definition of the Lock-up Period shall be amended and restated in its entirety to read as follows:

“Lock-up Period” shall mean with respect to the Lock-up Shares (determined as if, with respect to any Equity Award Shares that are net settled, such Equity Award Shares were instead cash settled (such Lock-up Shares, as so determined, the “Adjusted Lock-Up Shares”)), (i) with respect to 25% of such Adjusted Lock-up Shares, in the event Samir Zaid is no longer employed by the Company as an executive officer, for a period ending on the date that is 180 days after the Closing Date; (ii) with respect to 50% of such Adjusted Lock-up shares, for a period ending on the earlier of the date that is twelve (12) months after the Closing Date and the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the consummation of our initial business combination; and (iii) with respect to the remaining Adjusted Lock-up Shares, for a period ending on the date that is twelve (12) months after the Closing Date, or earlier if, subsequent to the Closing Date, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, in the event Samir Zaid is terminated without Cause, or resigns for Good Reason (as such terms are defined in the Company’s standard form of Executive Change in Control and Severance Agreement), the Lock-up Period shall terminate with respect to 100% of the Lock-up Shares as of the date such termination or resignation, or, if later, the date that is 180 days after the Closing Date.

2. Gift Transfers & Share Pledges. The requirement in Section 4.2 of the RRA Agreement that Transfers as bona fide gifts permitted under Section 4.2.3 of the RRA Agreement require the recipient of any such Transfer to agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of the RRA Agreement shall be of no further force or effect after the date that is 180 days after the Closing Date.

3. Assignment. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first above written.

Very truly yours,

GETAROUND, INC.

By:	/s/ Spencer Jackson
Name: Spencer Jackson
Title: General Counsel & Secretary

Agreed to and accepted:

SAMIR ZAID

By:	/s/ Sam Zaid

ZAID HOLDINGS LLC

By:	/s/ Sam Zaid
Name: Sam Zaid
Its: Sole Member

SIGNATURE PAGE TO LETTER GETAROUND, INC. LETTER AGREEEMENT